Exhibit 10.1

April 12, 2011

[Name]

[Address]

[Address]

Re: Retention Bonus

Dear [Name]:

As you know, you are a key executive of United States Cellular Corporation (the “Company”) and the Company desires to encourage you to remain in its employ.  Accordingly, the Company will pay you a retention bonus in the amount of $250,000 (the “Retention Bonus”) if you remain continuously employed by the Company through April 1, 2014 and on such date are actively engaged in carrying out your employment responsibilities with the Company.

The Retention Bonus will be paid in a single cash payment no later than May 1, 2014.  All applicable federal, state and local taxes will be withheld from the Retention Bonus.

The Retention Bonus will not be considered “compensation” for purposes of any employee benefit plan, program or arrangement maintained by the Company or its affiliates except as expressly provided under such plan, program or arrangement.

This letter embodies the entire agreement of the parties with respect to the Retention Bonus and may be amended or waived only by written instrument executed by both parties. This letter does not constitute a contract of employment and does not create any right to continued employment for any period of time.  Your employment with the Company at all times will be “at will.”  This means that either you or the Company may end your employment at any time for any or no reason.

Please sign this letter in the space provided below and return the original to me.

[Name], we appreciate your contributions to the Company’s success.

Very truly yours,

Mary N. Dillon

President and Chief Executive Officer

Accepted and Agreed to this __ day of _____, 2011.

___________________________

[Name]